SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2003

GOLDEN ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-4339 (Commission File Number)	63-0250005 (IRS Employer ID No.)
The Park Building, 2140 11th Avenue South, Suite 208, Birmingham, Alabama		35205
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (205) 933-9300
N/A (Former name former address, if changed since last report)
TABLE OF CONTENTS ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS (c) Exhibits.
ITEM 9. REGULATION FD DISCLOSURE
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS (c) Exhibits. ITEM 9. REGULATION FD DISCLOSURE
Exhibit No		Description
Press Release dated July 8, 2003
The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition." The information in Item 9 of this Current Report is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 9 of this Current Report shall not be incorporated by reference into any registrationstatement or other document pursuant to the Securities Act of 1933, as amended. The furnishing of the information inItem 9 of this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in Item 9 of this Current Report contains is material investor information that is not otherwise publicly available.

On July 8, 2003, Golden Enterprises issued a press release (the "Earnings Press Release") announcing its earningsfor the fourth quarter and fiscal year ended May 31,2003. A copy of the Earnings Press Release is attached as Exhibit 99.1. The Earnings Press Release is incorporated herein by reference.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized. Dated July 8,2003
GOLDEN ENTERPRISES, INC. John H. Shannon Vice President, CFO & Secretary

July 8, 2003

PRESS RELEASE

Golden Enterprises, Inc.’s Board of Directors today declared a quarterly dividend of $.03125 per share payable on July 30, 2003 to stockholders of record on July 18, 2003.

For the three months ended May 31, 2003, Golden Enterprises, Inc.’s basic and diluted net loss per share was ($.05) compared to net earnings of $.04 last year. Total revenues were $25.32 million versus $27.52 million.

Basic and diluted net loss per share for the fiscal year ended May 31, 2003 was ($.12) compared to net earnings of $.25 last year, and total revenues were $97.97 million versus $105.89 million.

Operating profits declined due to weak sales and were also impacted by higher commodity prices and energy costs. General and administrative cost increased $1.5 million or $.08 after tax, mainly due to an increase in employee medical costs.

Fiscal year ended May 31, 2002 included a change in the method of accounting, for slotting fees from expensing when incurred to allocating the cost over the life of the agreement. The cumulative effect of this change was $.41 million net of taxes.

The following is a summary of revenue and income information for the three months and twelve months ended May 31, 2003 and 2002.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	audited
Total revenues	$ 25,320,912	$ 27,515,336	$ 97,971,164	$105,892,25

(Loss) income before cumulative effect of a change in accounting principle and income taxes	(864,155)	791,981	(2,241,143)	4,238,547

Income tax provision (deferred)	(301,000)	373,856	(829,000)	1,643,000

Net (loss) income before cumulative effect of a change in accounting principle	$ (563,155)	418,125	$ (1,412,143)	$ 2,595,547

Cumulative effect of a change in accounting principle net of taxes	(0.00)	(0.00)	(0.00)	413,401

Net (loss) income	$ (563,155)	418,125	$ (1,412,143)	$ 3,008,948

Per share of common stock: Net (loss) income before cumulative effect of a change in accounting principle	($0.05)	$0.04	($0.12)	$0.22

Cumulative effect of a change in accounting principle net of taxes	(0.00)	(0.00)	0.00	0.03

Basic (loss) income per common share	($0.05)	$0.04	($0.12)	$0.25

Diluted (loss) income per common share	($0.05)	$0.04	($0.12)	$0.25

Basic weighted shares outstanding	11,883,305	11,882,588	11,883,305	11,898,097

Diluted weighted shares outstanding	11,883,305	11,894,832	11,883,305	11,900,893